Exhibit 23.4


BAUM & COMPANY, P.A.
1515 UNIVERSITY DRIVE - SUITE 226
CORAL SPRINGS, FLORIDA 33071


To the Board of Directors
Sequoia-Legato, Incorporated
Carlsbad, California


We hereby consent to use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated January 31, 2008, relating to the financial statements of Sequoia-Legato, Inc., for the Year Ended December 31, 2007, the Period from November 27, 2006 (inception) to December 31, 2006 and the Period from November 27, 2006 (inception) to December 31, 2007, which are contained in this prospectus.

We also consent to the reference to us under the captions "Experts" in the Prospectus.

March 10, 2008
Coral Springs, Florida

/Baum & Company, P.A./

                                                         /s/ Baum & Company, P.A